Exhibit 10.7

First Amendment to Employment Agreement

This First Amendment (this “Amendment”) to the Employment Agreement, dated February 5, 2016 (the “Employment Agreement”), between Nuverra Environmental Solutions, Inc. (the “Company”), and Joseph M. Crabb (the “Employee”) is made on this December 23, 2016. Capitalized terms used herein without definition shall have the definitions ascribed to them in the Employment Agreement.

1.	The Employment Agreement is hereby amended as follows:

A.	The following is added as Section 2.r:
“Transaction” shall mean any (i) Change of Control, (ii) occurrence of the effective date of a confirmed plan of reorganization for the Company or any of its subsidiaries under chapter 11 of title 11 of the United States Code, or (iii) transaction to recapitalize or reorganize the Company’s capital structure outside of a bankruptcy proceeding.

B.	The following sentences shall be added to the end of paragraph c under Section 5:
“Employee’s incentive compensation for 2016 shall be $300,000 (the “2016 Bonus”). The 2016 Bonus shall vest on the earliest to occur of (i) the successful completion of any Transaction or (ii) Employee’s termination without Cause, for Good Reason or due to Employee’s death or Disability; provided, however, that the Company in its sole discretion may accelerate vesting of the 2016 Bonus at any time prior to the completion of a Transaction. The Company shall pay the 2016 Bonus as soon as practicable after the date on which it vests, but in no event later than March 15 of the year following the year in which the 2016 Bonus vests.”

2.	Except as set forth in this Amendment, the Employment Agreement is unaffected and shall continue in full force and effect in accordance with its terms.
IN WITNESS WHEREOF, Employee and the Company have executed this Amendment as of the day and year first written above.
EMPLOYEE
/s/ Joseph M. Crabb
Joseph M. Crabb
NUVERRA ENVIRONMENTAL SOLUTIONS, INC.
/s/ Mark D. Johnsrud
By: Mark D. Johnsrud
Its: Chief Executive Officer

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